EXHIBIT 3.2

                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
                              ARTICLES OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION


      The undersigned President and Secretary of Guardian Technologies International, Inc., do hereby certify as follows:

      1. The name of the corporation (hereinafter called the "Corporation") is:

                    Guardian Technologies International, Inc.

      2. The Corporation desires to increase its authorized capital stock from 16,000,000 shares to 201,000,000 shares of capital stock 200,000,000 of which shares shall be shares of common stock, par value $0.001 per share, and 1,000,000 of which shall be shares of preferred stock, par value $0.20 per share.

      3. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 13, 1996, and is amended by deleting the first paragraph of Article FOURTH thereof and inserting in lieu thereof the following:

                                 ARTICLE FOURTH:

      The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000 divided into classes as follows:

      200,000,000 shares shall be common stock, par value $0.001 per share (the "Common Stock")

      1,000,000 shares shall be preferred stock, par value $0.20 per share ("Preferred Stock").

Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

The remaining paragraphs of Article FOURTH remain unchanged.

         4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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      IN WITNESS  WHEREOF,  the  Corporation has caused its corporate seal to be hereunto affixed and these Articles of Amendment to Certificate of Incorporation to be signed by its President and Secretary as of the 13th day of February, 2004.

Attest:
/s/ Michael W. Trudnak                           /s/ Robert A. Dishaw
-----------------------------                    ------------------------------
Michael W. Trudnak, Secretary                    Robert A. Dishaw, President

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